Exhibit 5.2

January 29, 2009

Dominion Resources Capital Trust IV

c/o Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Re:	Dominion Resources Capital Trust IV

Ladies and Gentlemen:

We have acted as special Delaware counsel for Dominion Resources, Inc., a Virginia corporation (the “Company”), Dominion Resources Capital Trust IV, a Delaware statutory trust (“Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)	The Certificate of Trust of the Trust, as filed with the Secretary of State of Delaware (the “Secretary of State”) on February 16, 2001, as amended by the Certificate of Amendment to Certificate of Trust (the “Certificate of Amendment”), as filed with the Secretary of State on December 4, 2008 (as so amended, the “Certificate of Trust”);

(b)	The Trust Agreement, dated as of February 16, 2001 (the “Original Trust Agreement”), among the Company and Chase Manhattan Bank USA, National Association, as Trustee (“Chase”);

(c)	The Instruction Letter from the Company to BNY Mellon Trust of Delaware (the “Delaware Trustee”), dated December 3, 2008, whereby the Company confirmed the Delaware Trustee was the successor-in-interest to Chase as Trustee of the Trust and authorized the filing of the Certificate of Amendment;

(d)	The Registration Statement (the “Registration Statement”) on Form S-3, including a preliminary prospectus with respect to the Trust (the “Prospectus”), relating to the Preferred Securities of the Trust representing undivided beneficial interests in the assets of the Trust (each, a “Preferred Security” and collectively, the “Preferred Securities”), in the form to be filed by the Company and the Trust with the Securities and Exchange Commission on or about January 29, 2009 ;

(e)	A form of Amended and Restated Trust Agreement of the Trust, to be entered into between the Company, the Delaware Trustee, The Bank of New York Mellon (successor-in-interest to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank)), as Property Trustee, and the administrative trustees of the Trust named therein, (together with the Original Trust Agreement, the “Trust Agreement”), attached as an exhibit to the Registration Statement; and

(f)	A Certificate of Good Standing for the Trust, dated January 28, 2009, obtained from the Secretary of State.

Dominion Resources Capital Trust IV

January 29, 2009

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (f) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (f) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement is and will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust are and will be in full force and effect and have not been and will not be amended, and no amendment of the Trust Agreement or the Certificate of Trust is pending or has been proposed, (ii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Trust (collectively, the “Preferred Security Holders”) of a Preferred Security Certificate for such Preferred Security and the payment for such Preferred Security, in accordance with the Trust Agreement and the Registration Statement, and any related registration statement filed pursuant to Rule 462(b) of the Securities Act (a “Rule 462(b) Registration”) and (vii) that the Preferred Securities are authenticated, issued and sold to the Preferred Security Holders in accordance with the Trust Agreement, the Registration Statement and any Rule 462(b) Registration. We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of

Dominion Resources Capital Trust IV

January 29, 2009

any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2.	The Preferred Securities of the Trust, including any Preferred Securities issued or sold under any Rule 462(b) Registration, will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable beneficial interests in the assets of the Trust.

3.	The Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Trust Agreement.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, to the use of our name under the heading “Legal Opinions” in the Prospectus and any supplements thereto and to incorporation by reference of this opinion into any Rule 462(b) Registration. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

WF/DKD/JWP